EXHIBIT 99.2

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	James O’Leary President and Chief Executive Officer (734) 680-2025
Kaydon Corporation Announces Promotion of
Kenneth W. Crawford to Senior Vice President and
Chief Financial Officer
Ann Arbor, Michigan — May 21, 2007
     Kaydon Corporation (NYSE:KDN) today announced that Kenneth W. Crawford has been promoted to Senior Vice President and Chief Financial Officer. Mr. Crawford had previously served as Vice President — Corporate Controller.
     James O’Leary, the Company’s Chief Executive Officer commented, “After working with Ken over the last few years as a member of the Board of Directors, I am extremely pleased to announce this important appointment. His promotion reflects our confidence in Ken’s abilities and is an important and well deserved career step for him. Ken has been a key member of Kaydon’s success over the years and our Board and I expect him to be an important contributor to our future success.”
     Mr. Crawford, 50, has served as Vice President and Corporate Controller since joining Kaydon in March, 1999. Prior to joining Kaydon, he held various financial positions at MascoTech, Inc. and TriMas Corporation.
     Kaydon Corporation is a leading designer and manufacturer of performance-critical, custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.